Exhibit 10.8

[*****] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

AGREEMENT AND PLAN OF MERGER

among:

MoneyLion Inc.,

a Delaware corporation;

WTI Merger Sub, Inc.,

a Delaware corporation;

Wealth Technologies Inc.,

a Delaware corporation;

and

WT IP Holdings, LLC, as Agent
(for the limited purposes described herein)

Dated as of December 31, 2020

i

Table of Contents

(continued)

ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of December 31, 2020, by and among: MoneyLion Inc., a Delaware corporation (“Parent”); WTI Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”); Wealth Technologies Inc., a Delaware corporation (the “Company” and, together with Parent and Merger Sub, each a “Party” and collectively, the “Parties”; and WT IP Holdings, LLC, a Delaware limited liability company, solely in the capacity as Agent and only for the express purposes provided for herein and for no other purpose (the “Agent”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A. Prior to or contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement for Parent’s willingness to enter into this Agreement, WT IP Holdings, LLC has executed and delivered to Parent a License Agreement, in the form attached hereto as Exhibit C (the “License Agreement”).

B. The board of directors of Parent believe it is in the best interests of Parent and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

C. The board of directors of the Company has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement and the Merger are advisable and in the best interest of the Company and its stockholders.

D. Parent, the Company and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

The Parties agree as follows:

SECTION 1. Description of Transaction

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue its corporate existence under the DGCL as the surviving corporation and a wholly-owned subsidiary of Parent (the “Surviving Company”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures (or their electronic counterparts) effective as of 12:01 a.m. Eastern Time on the date hereof. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and Merger Sub and, concurrently with or as soon as practicable on the Closing Date, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time:

(a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided by the DGCL or such certificate of incorporation or the bylaws of the Surviving Company; and

(b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter changed or amended as provided by the DGCL or such bylaws of the Surviving Company.

1.5 Directors and Officers. The directors and officers of the Surviving Company immediately after the Effective Time shall be those individuals designated by Parent in its sole discretion.

1.6 Effect on Securities. Subject to Sections 1.9, 1.10 and 1.11 and 1.12, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Equityholders:

(a) each share of Company Stock that is owned by Parent, the Company, by any direct or indirect wholly-owned Subsidiary of the Company, or by Merger Sub (as treasury stock or otherwise), shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(b) each share of common stock, par value $0.0001, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock, par value $0.0001, of the Surviving Company; and

(c) Company Common Stock. Each share of the Company’s Common Stock, par value $0.0001 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.6(a)) will, by virtue of the Merger, be converted into the right to receive, subject to the execution and delivery to the Parent by the holder of such share of a Letter of Transmittal, the Per Common Share Closing Shares, plus, the contingent right to receive the Per Common Share Holdback Shares. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. No fractional shares of Parent C-1 Preferred Stock shall be issued and in lieu of any such fractional share to which any holder of Company Common Stock would otherwise be entitled, the number of shares of Parent C-1 Preferred Stock to be issued to any holder of Company Common Stock shall be rounded down to the nearest whole share.

(d) Company Preferred Stock. Each share of the Company’s Series Seed Preferred Stock, par value $0.0001 per share (the “Company Series Seed Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.6(a)) will, by virtue of the Merger, be converted into the right to receive, subject to the execution and delivery to Parent by the holder of such share of a Letter of Transmittal, the Per Preferred Share Closing Shares, plus, the contingent right to receive the Per Preferred Share Holdback Shares. As of the Effective Time, all such shares of Company Series Seed Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. No fractional shares of Parent C-1 Preferred Stock shall be issued and in lieu of any such fractional share to which any holder of Company Series Seed Preferred Stock would otherwise be entitled, the number of shares of Parent C-1 Preferred Stock to be issued to any Company Series Seed Preferred Stock shall be rounded down to the nearest whole share.

1.7 Treatment of Company Stock Options, Company Warrants and Company SAFEs.

 (a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled. As of the Effective Time, Parent shall issue new Parent Stock Options to acquire that number of whole shares of Parent Common Stock, to such persons, in such amounts, and with such vesting conditions, as are set forth in Schedule 1.7(a), and the exercise price of each Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

 (b) The Company shall take all action that may be reasonably necessary (under the Company Equity Plan or otherwise) to effectuate the provisions of this Section 1.7 and shall use commercially reasonable efforts to ensure that, from and after the Effective Time, each holder of a Company Option that was outstanding immediately prior to the Effective Time that was cancelled as provided in this Section 1.7 shall cease to have any rights with respect thereto. Except as otherwise provided in subsection (a), the holders of Company Options will have no further rights in respect of any Company Options from and after the Effective Time, and each of the Company Equity Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of Company Stock shall be terminated by the Company as of the Effective Time.

  (c) At the Effective Time, each Company Warrant that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time.

  (d) At the Effective Time, each Company SAFE that is outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time. The holder of each Company SAFE shall be entitled to receive therefor, subject to the execution and delivery to Parent by the holder of such Company SAFE of a Letter of Transmittal, its pro rata share of the Per Common Share Closing Shares and Per Common Share Holdback Shares.

1.8 Holdback Shares. The Holdback Shares shall be withheld from the Aggregate Closing Shares for the purpose of securing the obligations of the Company under Article 6. The Holdback Shares may be reduced by: (i) the portion of the Holdback Shares, if any, used to satisfy the obligations of the Company to the Indemnitees in accordance with Article 6; and (ii) the portion of the Holdback Shares, if any, to the extent reasonably necessary to serve as security for any unresolved or unsatisfied claims for Losses (the “Reserve Shares”). The Holdback Shares remaining after giving effect to the reductions set forth in clauses (i) and (ii) in the immediately preceding sentence shall be referred to herein as the “Remaining Holdback Shares.” The Remaining Holdback Shares shall be disbursed to the Company Stockholders on December 31, 2021 (the “Holdback Shares Release Date”) and the Reserve Shares shall be disbursed to the Company Stockholders upon the final resolution of any unresolved claim to which such Reserve Shares were subject.

1.9 Surrender of Certificates; Exchange Procedures; Distribution of Merger Consideration.

(a) Promptly after the Effective Time, the Parent will send to the holders of Company Stock a letter of transmittal, in substantially the form attached hereto as Exhibit B (the “Letter of Transmittal”), containing instructions for use in effecting the surrender of Company Stock Certificates. Upon surrender of a Company Stock Certificate to the Parent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by Parent, the holders of Company Stock shall be entitled to receive in exchange therefor the Per Common Share Closing Shares, less the Per Common Share Holdback Shares, or the Per Preferred Share Closing Shares, less the Per Preferred Share Holdback Shares, as applicable, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable portion of the Merger Consideration as contemplated by Section 1.6. If any Company Stock Certificate shall have been lost, stolen or destroyed, the Parent may, in its discretion and as a condition precedent to the payment of the applicable portion of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit as indemnity against any claim that may be made against the Parent or the Surviving Company with respect to such Company Stock Certificate.

(b) Neither the Parent nor the Surviving Company shall be liable to any holder or former holder of any equity interest of the Company for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.10 Withholding Taxes. Each of the Parent and the Surviving Company shall be entitled to deduct and withhold from the amounts payable or otherwise deliverable pursuant to this Agreement such amounts as the Parent or the Surviving Company may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign Tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The applicable withholding agent will promptly pay or cause to be paid any amounts withheld pursuant to this Section for applicable Taxes to the appropriate Governmental Body.

1.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Company and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. Representations and Warranties of the Company and Equityholders

The Company and each Equityholder represents and warrants, severally and not jointly, to and for the benefit of the Indemnitees, as of the date of this Agreement, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers) supplied by the Company to Parent (the “Disclosure Schedule”) that the following statements contained in this Section 2 are true and correct as of the date hereof:

2.1 Due Organization.

(a) The Company is a Delaware corporation duly organized, validly existing and subsisting under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

(b) The Company is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Section 2.1(b) of the Disclosure Schedule. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Section 2.1(b) of the Disclosure Schedule except as set forth in Section 2.1(b) of the Disclosure Schedule.

2.2 Certificate of Incorporation and Bylaws; Records.

(a) The Company has delivered to Parent accurate and complete copies of: (i) the Company’s certificate of incorporation and bylaws, including all amendments thereto and each as so delivered is in full force and effect and in compliance with applicable Law; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company’s certificate of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s board of directors or any committee of the Company’s board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects and have been maintained in accordance with customary business practices.

(b) Section 2.2(b) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors and (ii) the names and titles of the Company’s officers.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 233,049 shares of Company Common Stock, of which 104,400 shares are issued and outstanding; and (ii) 80,276 shares of Company Series Seed Preferred Stock, all of which shares are issued and outstanding. Section 2.3(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, the names of each holder of Company Stock, the number of shares of Company Stock held by such holder and the last known addresses of such holder. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

(b) Immediately prior to the date of this Agreement, there are outstanding (i) Company Options to purchase 6,579 shares of Company Common Stock, all of which Company Options were granted pursuant to the Company Equity Plan; (ii) no Company Warrants; and (iii) $1,000,000 of Company SAFEs (the “Company SAFEs”).

(c) Section 2.3(c) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding immediately prior to the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Common Stock that are subject to such Company Option; (iii) the date on which such Company Option was granted or issued and the term of such Company Option; (iv) the vesting schedule and any acceleration terms for such Company Option; (v) the exercise price per share of such Company Option; and (vi) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code or is subject to Section 409A of the Code. Except as set forth in in Section 2.3(c) of the Disclosure Schedule, there is no: (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire from the Company any shares of the equity interest or other securities of the Company; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the equity interest or other securities of the Company; (C) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its equity interest or any other securities; or (D) condition or circumstance that would reasonably be expected to give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of equity interest or other securities of the Company or any portion of the Merger Consideration payable in connection with the Merger. Except for the Company Equity Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity type compensation to any Person. A true and complete copy of all agreements and instruments relating to or issued under the Company Equity Plan have been made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms delivered to Parent.

(d) All outstanding shares of Company Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

2.4 No Subsidiaries. Except as set forth in in Section 2.4 of the Disclosure Schedule, the Company does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. Except for the Company’s obligations under the Contribution Agreement, the Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it has owned any equity interest.

2.5 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. The board of directors of the Company has unanimously (a) authorized and approved the execution, delivery and performance of this Agreement by the Company and the transactions contemplated hereby, (b) determined that the terms of the Merger are advisable and fair to, and in the best interests of, the Stockholders and (c) determined to recommend the approval of the Merger and the adoption of this Agreement and the consummation of the transactions contemplated hereby to the Stockholders. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.6 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s certificate of incorporation or bylaws, or (ii) any resolution adopted by the Company’s board of directors or any committee of the Company’s board of directors or by the Stockholders;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract;

(e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company; or

(f) result in the disclosure or delivery to any escrow holder or other Person of any source code for any Company IP or the transfer of any material asset of the Company to any Person.

Except as may be required by the Act, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement. (For purposes of this Agreement, the Company will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent (i) would result in the imposition of any liability or obligation on, or the expansion of any liability or obligation of, the Company or (ii) would result in the termination, modification or limitation of any contractual or other right of the Company that is material to the business of the Company.)

2.7 Financial Statements.

(a) The Company has delivered to Parent the following financial statements (collectively, the “Company Financial Statements”):

(i) the unaudited balance sheet of the Company as of December 31, 2019 (the “Balance Sheet Date”) and the related unaudited income statement, statement of stockholders’ equity and statement of cash flows of the Company for the year then ended; and

(ii) the unaudited balance sheet of the Company as of August 31, 2020 (such date, the “Interim Balance Sheet Date”, and such balance sheet, the “Company Unaudited Interim Balance Sheet”), and the related unaudited income statement and statement of cash flows of the Company for the eight (8) months then ended.

(b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.

(c) The Company has used commercially reasonable efforts with respect to its internal accounting controls to provide reasonable assurances that: (i) the Company’s business is operated in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of accurate financial statements of the Company, and to maintain accountability for items therein; (iii) access to properties and assets is permitted only in accordance with management’s general or specific authorization; and (iv) all the Company’s control accounts (including its cash accounts) are reconciled with the ledgers of the Company on a monthly basis and appropriate actions are taken with respect to any differences on a timely basis. Neither the Company nor, to the Company’s Knowledge, any current or former employee, consultant, director or manager of the Company has identified or been made aware of any fraud that involves the Company’s management or other current employees, consultants, directors or management of the Company who have a role in the preparation of the financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. To the Company’s Knowledge, there is and has been no complaint, allegation, assertion or claim, whether written or oral, in each case regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company Financial Statements. At the Interim Balance Sheet Date, there were no material loss contingencies (as such term is used in the Financial Accounting Standards Board Accounting Standards Codification 450 Contingencies (“ASC 450”)) that are not adequately provided for in the Company Unaudited Interim Balance Sheet as required by ASC 450.

2.8 Absence of Changes.

(a) Since the Balance Sheet Date, (i) the Company has conducted its business and operations in the ordinary course and consistent with past practice, (ii) except for the transactions reflected in the Contribution Agreement, the Company has not engaged in any transactions outside the ordinary course of business, (iii) the Company has continued to satisfy all of its account payables on time and (iv) there has not been any Material Adverse Effect on the Company.

(b) Since the Balance Sheet Date:

(i) with the exception of the transfer of assets effected by the Contribution Agreement, there has not been any material adverse change in the Company’s business, condition, assets, liabilities, operations, financial performance or prospects, and no event has occurred that, in combination with any other events or circumstances, will, or would reasonably be expected to, have a Material Adverse Effect on the Company;

(ii) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

(iii) with the exception of the Company’s distribution to its shareholders of all of the ownership interest in WT IP Holdings, LLC, the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(iv) the Company has not sold, issued or authorized the issuance of (i) any equity interest or other security (except for Company Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any equity interest or any other security (except for Company Options described in Section 2.3(c) of the Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any equity interest or other security;

(v) the Company has not amended or waived any of its rights under any provision of any agreement evidencing any outstanding Company Option or any restricted equity purchase agreement;

(vi) there has been no amendment to the Company’s bylaws, and the Company has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vii) Except for the formation of WT IP Holdings, LLC with which the Company entered into the Contribution Agreement, and except as set forth in Section 2.8(b)(vii) of the Disclosure Schedule, the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(viii) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Balance Sheet Date, exceeds $10,000;

(ix) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract with the exception of the transfer of assets effected by the Contribution Agreement, or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract;

(x) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person except for the license obtained by the Company under the [*****] License, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person (other than non-exclusive licenses of the Company’s Intellectual Property Rights entered in the ordinary course of business consistent with past practice) with the exception of the transfer of assets effected by the Contribution Agreement, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

(xi) the Company has not written off as uncollectible, or established any reserve with respect to, any account receivable or other Indebtedness;

(xii) the Company has not incurred any Indebtedness, made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(xiii) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business) or (ii) incurred or guaranteed any Indebtedness;

(xiv) the Company has not (i) established or adopted any Company Employee Plan or entered into any Company Employee Agreement, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee whose aggregate annual compensation is expected to exceed $100,000;

(xv) the Company has not changed any of its methods of accounting or accounting practices;

(xvi) the Company has not made any Tax election;

(xvii) the Company has not commenced or settled any Legal Proceeding;

(xviii) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices with the exception of the transactions reflected in the Contribution Agreement and the distribution to the Company’s shareholders of all of the membership interests in WT IP Holdings, LLC; and

(xix) the Company has not agreed or committed to take any of the actions referred to in clauses “(iii)” through “(xviii)” above.

2.9 Title to Assets. The Company owns, and has good, valid and marketable title to, all assets (a) reflected on the Company Financial Statements and purported to be owned by it and (b) all assets acquired by the Company since the Interim Balance Sheet Date, except in the case of both subsections (a) and (b), for assets disposed of by the Company since the Interim Balance Sheet Date in the ordinary course of business consistent with past practice, and except for the transfer of assets effected by the Contribution Agreement. All of said assets are owned by the Company free and clear of any Encumbrances, except for (a) any lien for current Taxes not yet due and payable, and (b) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. The assets reflected on the Company Financial Statements collectively constitute all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted.

2.10 Bank Accounts; Receivables.

(a) Section 2.10(a) of the Disclosure Schedule provides accurate information with respect to the names and locations of all banks and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(b) Section 2.10(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Interim Balance Sheet Date. All existing accounts receivable of the Company (including those accounts receivable reflected on the Company Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Interim Balance Sheet Date through the date of Closing and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business and (ii) are current and are anticipated to be collected in full when due, without any counterclaim or set off (net of the allowance for doubtful accounts specified in the Company Unaudited Interim Balance Sheet).

2.11 Equipment; Leaseholds.

(a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted and as presently proposed to be conducted. Section 2.11(a) of the Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, furniture, fixtures, improvements and other tangible assets owned by the Company and used for the conduct of the Company’s business, with an individual book value in excess of $500.

(b) Section 2.11(b) of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

(c) The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 2.11(c) of the Disclosure Schedule. Section 2.11(c) of the Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises.

2.12 Intellectual Property.

(a) Products and Services. Section 2.12(a) of the Disclosure Schedule accurately identifies and describes each Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, offered or sold by the Company.

(b) Registered IP; Other Seller IP. Section 2.12(b)(i) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number, filing and registration date, owner of record and status; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company has provided to Parent complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP. Section 2.12(b)(ii) of the Disclosure Schedule accurately identifies all Company IP (including Company IP contributed to WT IP Holdings, LLC pursuant to the Contribution Agreement), other than Company Products and Registered IP listed in Sections 2.12(a) and 2.12(b)(i) of the Disclosure Schedule, that is material to the Company’s business as currently conducted and proposed to be conducted.

(c) Inbound Licenses. Section 2.12(c) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (A) agreements between the Company and its employees in the Company’s standard form thereof and (B) non-exclusive licenses to commercially available, off-the-shelf third-party software that are not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and that are not otherwise material to the Company’s business); and (ii) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive.

(d) Outbound Licenses. Section 2.12(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which the Company has granted any Person any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

(e) Royalty Obligations. Section 2.12(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Company to any other Person (other than sales commissions payable to employees of the Company) upon or for the use, manufacture, sale or offer for sale, or distribution of any Company Product or the use of any Company IP (collectively, “Third Party Royalties”). The Company has accurately reported to such other Persons all past Third Party Royalties and the Company has paid all Third Party Royalties due under any Contract (including any license) with such other Persons.

(f) Standard Form IP Agreements. The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time since January 1, 2016, including each standard form of (i) employee agreement containing any assignment or license of Intellectual Property Rights; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (iii) confidentiality or nondisclosure agreement. Section 2.12(f)(i) of the Disclosure Schedule accurately identifies each agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Company Product or otherwise related to the Company’s business, research, or development. Section 2.12(f)(ii) of the Disclosure Schedule contains a complete and accurate list of all Company IP Contracts that are materially different than the standard forms of Company IP Contracts.

(g) Ownership Free and Clear. The Company exclusively owns all right, title, and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company, as identified in Section 2.12(c) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Section 2.12(d) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i) Perfection of Rights. All documents and instruments necessary to establish, perfect, and maintain the rights of the Company in the Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii) Employees and Contractors. Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company Product or Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to the Company and confidentiality provisions protecting the Company IP. No current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. No employee or, to the Company’s Knowledge, independent contractor of the Company is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Company.

(iii) Government Rights. No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv) Protection of Proprietary Information. The Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Company, all Company IP or any Company Product.

(v) Standards Bodies. The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization; and no such participation with any industry standards body or similar organization could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

(h) Sufficiency. The Company owns or otherwise has, pursuant to a Contract listed in Section 2.12(b)(i) of the Disclosure Schedule, and after the Closing, Parent will have, all Intellectual Property Rights used in or otherwise needed to conduct the Company’s business as currently conducted and as presently proposed to be conducted.

(i) Valid and Enforceable. To the Company’s knowledge, all Company IP valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i) Misuse and Inequitable Conduct. The Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP.

(ii) Trademarks. The Company has not received any claim from any other Person that its trademarks or trade names conflict or interfere with any trademarks or trade names owned by said Person, and has no knowledge of any facts or circumstances that would form the basis of such claims. The Company believes that its trademarks and trade names do not conflict or interfere with any trademarks or trade names owned, used, or applied for by any other Person.

(iii) Legal Requirements and Deadlines. Each item of Company IP that is Registered IP is and at all times has been in compliance with all Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. All applications for patents, copyrights, or trademark registrations are undergoing normal prosecution, and the Company's intellectual property counsel has advised that there is at least a reasonable expectation that, if diligently prosecuted, said applications will eventually mature into registrations. Section 2.12(i) of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement to maintain such item of Registered IP in full force and effect.

(iv) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Legal Proceeding is or has been pending or, to the Company’s Knowledge, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the Company’s Knowledge, there is no basis for a claim that any Company IP is invalid or unenforceable.

(j) Third-Party Infringement of Company IP. To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Section 2.12(j) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(k) Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(l) No Infringement of Third Party IP Rights. The Company believes that it has not infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. The operation of the Company’s business, including the use, development, marketing, distribution, provision, maintenance and support of any Company Product or Company Software, does not infringe, violate, or make unlawful use of any Intellectual Property Right of, or contain any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i) Infringement Claims. Except as set forth in Section 2.12(l)(i) of the Disclosure Schedule, no infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Company’s Knowledge, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Legal Proceeding. Except as set forth in Section 2.12(l)(i) of the Disclosure Schedule, the Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Company, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person, except for such notices or communications which have been fully resolved.

(ii) Other Infringement Liability. The Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification obligations under Company IP Contracts that are substantially similar to the indemnification provisions in the Company’s standard forms of Company IP Contracts).

(iii) Infringement Claims Affecting In-Licensed IP. To the Company’s Knowledge, no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.

(m) Harmful Code. The Company has not knowingly taken any action resulting in the Company Software containing any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(n) Source Code. Except as set forth in Section 2.12(n) of the Disclosure Schedule, no source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.

(o) Open Source Code. Section 2.12(o) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Company Products or from which any part of any Company Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Company Product or Company Products to which each such item of Open Source Code relates. The Company has provided to Parent the applicable license terms for each item of Open Source Code. No Company Product contains, is derived from, or is distributed with Open Source Code that is licensed under any terms that impose or could impose any material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product.

(p) Company Privacy Policies; Personal Data.

(i) Section 2.12(p)(i) of the Disclosure Schedule contains each Company Privacy Policy and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy.

(ii) Section 2.12(p)(ii) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. No breach or violation of any such security policy has occurred or, to the Company’s Knowledge, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(iii) The Company has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data.

(iv) Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Parent’s possession or use of the User Data or any data or information in the Company Databases, will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data, or Personal Data.

2.13 Contracts.

(a) Section 2.13(a) of the Disclosure Schedule accurately identifies:

(i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

(ii) each Company Contract with any customer of the Company;

(iii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Intellectual Property Right;

(iv) each Company Contract relating to the lease or license of real estate;

(v) each Company Contract imposing any restriction on the Company’s right or ability to (A) compete with any other Person, (B) acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, (C) develop or distribute any technology, or (D) hire or solicit any Person as an employee, consultant or independent contractor;

(vi) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(vii) each Company Contract relating to the acquisition, issuance or transfer of any securities;

(viii) each Company Contract relating to Indebtedness or the creation of any Encumbrance with respect to any asset of the Company;

(ix) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond or any surety arrangement;

(x) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices and is to be performed at or after the date of this Agreement;

(xii) any other Company Contract that has a term of more than sixty (60) days and that may not be terminated by the Company (without penalty) within sixty (60) days after the delivery of a termination notice by the Company; and

(xiii) to the extent not included in subsections (i) through (xii) above, any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance of services having a value in excess of $25,000 in the aggregate.

(Contracts in the respective categories described in clauses “(i)” through “(xiii)” above are referred to in this Agreement as “Material Contracts.”)

(b) The Company has made available to Parent accurate and complete copies of all written Contracts identified in Section 2.13(a) of the Disclosure Schedule, including all amendments thereto. There are no Material Contracts that are not in written form. Each Material Contract is valid and in full force and effect and is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) The Company has not materially violated or breached, or committed any material default under, any Material Contract, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Material Contract. The Company has timely made all payments required to be made by it pursuant to the terms of each Material Contract (including, but not limited to, all royalties and commissions payable under each partner agreement to which the Company is a party). No event has occurred, and to the Company’s Knowledge, no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract. The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract. The Company has fulfilled all material obligations required to have been performed by the Company pursuant to each Material Contract.

(d) Section 2.13(d) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document involving the Company is presently pending.

2.14 Liabilities. The Company has no accrued, contingent or other liabilities of any nature (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Company Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries and benefits that have been incurred by the Company since the Interim Balance Sheet Date in the ordinary course of business and consistent with the Company’s past practices; (c) Indebtedness that will be paid off in full at Closing; and (d) liabilities under the Company Contracts identified in Section 2.13(a) of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts.

2.15 Compliance with Legal Requirements. Except as set forth in Section 2.15(a) of the Disclosure Schedule, the Company is, and has at all times been, in compliance with all material Legal Requirements. Except as set forth in Section 2.15(a) of the Disclosure Schedule, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

2.16 Governmental Authorizations. Section 2.16 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Section 2.16 of the Disclosure Schedule. The Governmental Authorizations identified in Section 2.16 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and as presently proposed to be conducted. The Company is, and at all times has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Section 2.16 of the Disclosure Schedule. The Company has not received any written notice from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.17 Tax Matters.

(a) Except as set forth in Section 2.17(a) of the Disclosure Schedule, the Company has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete. Except as set forth in Section 2.17(a) of the Disclosure Schedule, all Taxes owed by the Company, whether or not shown as due on any Tax Return, have been paid.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder, or other third party.

(c) The Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under applicable Laws.

(d) No deficiency, assessment or liability for any Taxes has been proposed, asserted, threatened or assessed in writing by a Governmental Body against the Company, which deficiency, assessment or liability has not been paid in full. No claim has ever been made by a Governmental Body in a jurisdiction where the Company does not file a Tax Return that the Company may be subject to Taxes by that jurisdiction.

(e) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company and no request for any such waiver or extension is currently pending.

(f) Any Person classified or treated by the Company as an employee or as an independent contractor for any Tax purpose or as to any payment for any period was properly so classified and treated for the applicable Tax purpose or payment and the applicable period.

(g) The Company is not a party to any Contract that has resulted or would reasonable be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law).

(h) The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on the applicable income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code or similar provision of state, local or foreign income Tax. The Company is not a party to or bound by any Tax allocation, Tax indemnity or Tax sharing agreement or other similar agreements.

(i) The Company has (A) not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) no liability for the Taxes of any Person (other than the Company) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(j) The unpaid Taxes of the Company (i) did not, as of the date of the Company Unaudited Interim Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) set forth on the Company Unaudited Interim Balance Sheet, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business.

(k) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper method of accounting for any taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) any other amount of income economically accruing on or prior to the Closing Date.

(l) The Company has not distributed equity of another Person, or has had its equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code except that the Company has distributed all of the membership interests in WT IP Holdings, LLC to its shareholders.

(m) The Company has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 or similar provision of state, local or foreign Legal Requirement, other than a transaction exempted from the reporting requirements of such Regulation or such state, local or foreign Legal Requirement.

(n) The Company has no operations outside the United States and has never engaged in a trade or business or maintained a “permanent establishment” (within the meaning of applicable income Tax conventions) outside the United States.

(o) Section 2.17(o) of the Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (1) the basis of the Company in its assets; and (2) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the Company.

2.18 Employee and Labor Matters; Benefit Plans.

(a) Section 2.18(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status): (i) the name of such employee and the date as of which such employee was originally hired by the Company; (ii) such employee’s title; (iii) compensation (broken down by wage rate or salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Company with respect to services performed in 2019 and 2020, and indicating whether such employee is an exempt or non-exempt employee under the Fair Labor Standards Act; (iv) such employee’s annualized compensation (including bonus opportunity) as of the date of this Agreement; (v) each Company Employee Plan in which such employee participates or is eligible to participate; and (vi) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Company’s business.

(b) Section 2.18(b) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Company: (i) the name of such independent contractor and the date as of which such independent contractor was originally engaged by the Company; (ii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Company with respect to services performed in 2019 and 2020; (iii) the terms of compensation of such independent contractor (indicating whether such terms are included in a written agreement); (iv) a description of the services performed; and (v) any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Company’s business.

(c) Section 2.18(c) of the Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee’s employment with the Company, and Section 2.18(c) of the Disclosure Schedule accurately describes such benefits.

(d) The Company is not a party to or bound by, and the Company has never been a party to or bound by, any Company Employee Agreement or any union contract, collective bargaining agreement or similar Contract, nor is any such Contract presently being negotiated, nor is there any duty on the part of the Company to bargain with any labor organization or representative, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company.

(e) The employment of each of the Company’s employees is terminable by the Company at will. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

(f) To the Company’s Knowledge: (i) no employee of the Company intends to terminate his or her employment with the Company; (ii) no employee of the Company has received an offer to join a business that may be competitive with the Company’s business, and (iii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.

(g) The Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Company’s Knowledge, threatened relating to any labor, employment, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(h) None of the current or former independent contractors of the Company could be misclassified as an employee. No independent contractor of the Company is eligible to participate in any Company Employee Plan.

(i) Section 2.18(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement. The Company does not intend nor has it committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(j) The Company has delivered to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (iv) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (v) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any Company Subsidiary; (vi) all correspondence to or from any Governmental Body relating to any Company Employee Plan; (vii) all COBRA forms and related notices; (viii) all insurance policies in the possession of the Company or any Company Subsidiary pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ix) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (x) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(k) The Company and each of the Company Subsidiaries have performed all obligations required to be performed by them under each Company Employee Plan and each Company Employee Agreement and are not in default or violation of, and to the Company’s Knowledge there are no defaults or violations by any other party to, the terms of any Company Employee Plan or Company Employee Agreement, and each Company Employee Plan or Company Employee Agreement has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Legal Proceedings pending, or, to the Company’s Knowledge, threatened (other than routine claims for benefits), against or arising under any Company Employee Plan or Company Employee Agreement or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any Company Subsidiary (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Company’s Knowledge, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor any Company Subsidiary has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 602(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Company Subsidiarys have made all contributions and other payments required by and due under the terms of each Company Employee Plan and Company Employee Agreement.

(l) Neither the Company nor any Company Subsidiary has ever maintained, established, sponsored, participated in, or contributed to any Company Employee Plan which is (i) subject to Title IV or Section 302 of ERISA (and the Company and all of its Company Subsidiaries have not incurred any direct or indirect liability under or by operation of Title IV of ERISA and no condition exists that presents a material risk to the Company or any of its Company Subsidiaries of incurring any such direct or indirect liability), (ii) a "multiemployer plan" within the meaning of the Code or ERISA or such other plan pursuant to which the Company or any of its Company Subsidiaries incurred any withdrawal liability (within the meaning of Section 4201 of ERISA), or (iii) subject to Section 412 or 4971 of the Code. Neither the Company nor any Company Subsidiary has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any Company Subsidiary is or was held as a plan asset. Neither the Company nor any Company Subsidiary has ever maintained, established, sponsored, participated in, or contributed to any Foreign Plan.

(m) No Company Employee Plan provides or reflects or represents any liability of the Company or any Company Subsidiary to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Neither the Company nor any Company Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits.

(n) Except as set forth in Section 2.18(n) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee. There is no Company Employee Plan, Company Employee Agreement, or other agreement, plan, arrangement or other Contract covering any employee, director, or independent contractor or former employee, director or independent contractor of the Company that, considered individually or considered collectively with any other such Company Employee Plans, agreements, plans, arrangements, or Contracts, will give rise to the payment of any amount in connection with the transaction contemplated in this Agreement that would not be deductible pursuant to Section 280G of the Code.

(o) The Company and each of the Company Subsidiaries: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Fair Labor Standards Act, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Company’s Knowledge, threatened claims or Legal Proceedings against the Company or any Company Subsidiary under any worker’s compensation policy or long-term disability policy.

(p) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) complies in form and operation with Section 409A of the Code. Neither the Company, nor any of its Subsidiaries, has any obligation to indemnify or hold harmless any Person for any liability that may result from the failure to comply with the Section 409A of the Code.

(q) No discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been filed or is pending or, to the Company’s Knowledge, is threatened with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court, and there have been no desk audits or on-site reviews pending or scheduled.

(r) All employees, agents, and contractors of the Company and its Subsidiaries that are working in the United States are legally authorized to work in the United States either because of their status as United States citizens, legal permanent residents, or by virtue of possessing a visa under Law relating to immigration control which visa allows for such employee to work in the United States. The Company has properly completed all reporting and verification requirements pursuant to Law relating to immigration control for all Company Employees, including the Form I-9. The Company has not received any notice from any Governmental Body that the Company is in violation of any Law pertaining to immigration control or that any Company Employee is or was not legally authorized to be employed in the United States or is or was using an invalid social security number, and there is no pending, or to the Company’s Knowledge, threatened, charge or complaint under the Immigration Reform and Control Act of 1986 against the Company.

2.19 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Company’s Knowledge, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the Company’s Knowledge, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law with respect to any property leased or controlled by the Company. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Section 2.19 of the Disclosure Schedule.

2.20 Insurance. Section 2.20 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Section 2.20 of the Disclosure Schedule. Each of the insurance policies identified in Section 2.20 of the Disclosure Schedule is in full force and effect. The Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.21 Related Party Transactions. Except as set forth in Section 2.21 of the Disclosure Schedule, there are no obligations of the Company to any Related Party of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees. None of the officers, directors or, to the Company’s Knowledge, key employees or stockholders of the Company or any members of their immediate families, is indebted to the Company or has any direct or indirect ownership interest in any firm or corporation that competes with the Company, other than (i) passive investments in publicly traded companies (representing less than 1% of such company) which may compete with the Company and (ii) service as a board member of a company due to a person’s affiliation with a venture capital fund or similar institutional investor in such company. No officer or director or stockholder, or to the Company’s Knowledge, any member of their immediate families, is, directly or indirectly, interested in any Material Contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company, or to any such person’s employment, consulting or other services agreement with the Company copies of which have been provided to Parent) except for interests arising under the Contribution Agreement.

2.22 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and to the Company’s Knowledge no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. The Company has delivered to Parent accurate and complete copies of all pleadings, correspondence and other written materials (to which the Company has access) that relate to any Legal Proceeding identified in Section 2.22(a) of the Disclosure Schedule. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) No Legal Proceeding has ever been commenced by or has ever been pending against the Company.

(c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Company’s Knowledge, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business. To the Company’s Knowledge, there is no proposed order, writ, injunction, judgment or decree that, if issued or otherwise put into effect, (i) may have an adverse effect on the Company, or any of the assets owned or used by the Company, or on the ability of the Company to comply with or perform any covenant or obligation under this Agreement (or any ancillary agreements) or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

2.23 Customers and Vendors.

(a) Section 2.23(a) of the Disclosure Schedule sets forth a list of each client that purchased or renewed products or services or licensed products from the Company since January 1, 2018 (collectively, the “Clients”) and the next contract renewal date with respect to each Contract with such Client. To the Company’s Knowledge, the relationships of the Company with the Clients are, in all material respects, good working relationships. No Client has given the Company notice (orally or in writing) that such Client does not intend to renew any of its Contracts with the Company.

(b) Section 2.23(b) of the Disclosure Schedule sets forth a list of each vendor of goods and services to the Company in excess of $10,000, and the dollar volume involved, since January 1, 2018 (collectively, the “Vendors”). To the Company’s Knowledge, the relationships of the Company with the Vendors are, in all material respects, good working relationships. No Vendor has given the Company notice (orally or in writing) that such Vendor does not intend to renew any of its Contracts with the Company. No Vendor is the sole supplier of any significant product or service to the Company. No pending purchase order or commitment of the Company is outside of the ordinary course of business.

(c) Section 2.23(c) of the Disclosure Schedule sets forth the aggregate Annual Client Contract Value as of the Interim Balance Sheet Date of all Contracts with Clients listed by client.

(d) Section 2.23(d) of the Disclosure Schedule sets forth the Company’s renewal rate as a percentage of all Contracts with Clients (on both a unit and revenue basis) that were subject to renewal during the one-year periods ended December 31, 2018 and December 31, 2019, the calculation of such renewal rate to exclude any new sales, price increases or license expansions to a Client during such one-year measurement period.

(e) Section 2.23(e) of the Disclosure Schedule sets forth (i) a list of all clients whose Contracts terminated without renewal during the period from January 1, 2020 to September 30, 2020 with associated Annual Client Contract Value, (ii) a list of all clients that have provided notice of termination on Contracts which will terminate after September 30, 2020, and (ii) a list of all clients who have been given a guarantee, whether orally or written, by the Company, with respect to the services provided under such client’s Contract since January 1, 2020.

2.24 Powers of Attorney. Except as set forth in Section 2.24 of the Disclosure Schedule, the Company has not granted any written power of attorney to any Person for any purpose whatsoever, which power of attorney is currently in force.

2.25 Certain Business Practices. Neither the Company nor, to the Company’s Knowledge, any of its officers, directors, agents, distributors, employees or other Person acting on behalf of the Company has, directly or indirectly, taken any action that would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Company’s Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

2.26 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

2.27 Full Disclosure. The Company has delivered to Parent all documents listed on the Disclosure Schedule which have been requested by Parent.

SECTION 3. Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub, jointly and severally, represent and warrant as of the date of this Agreement and as of the Closing Date, to the Company as follows:

3.1 Due Organization; Subsidiaries; Etc.

(a) Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own its properties and assets and to conduct its businesses as currently conducted.

(b) Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own its properties and assets and to conduct its businesses as currently conducted.

(c) Merger Sub is a wholly-owned subsidiary of Parent, was formed and organized for the sole purpose of engaging in the transactions provided for in this Agreement, has engaged in no other business or activity, and has conducted its operations only as contemplated hereby.

3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective board of directors. No vote of Parent’s stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Non-Contravention; Consents. Except as may be required by the DGCL, neither Parent nor Merger Sub are required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement or any of the other agreements referred to in this Agreement by Parent and Merger Sub, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the consummation of the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject.

SECTION 4. Additional Covenants of the Parties

4.1 Tax Matters.

(a) Except as set forth in Section 4.1(a) of the Disclosure Schedule, the Company has prepared and filed (or cause to be prepared and filed) with the appropriate Governmental Body all Tax Returns required to be filed by the Company with respect to any Pre-Closing Tax Period that are due on or before the Closing Date. Such Tax Returns shall be prepared in a manner consistent with prior practice (except as otherwise required by Law).

(b) Parent shall prepare and file (or cause to be prepared and filed) with the appropriate Governmental Body all Tax Returns required to be filed by the Company that are due after the Closing Date.

(c) The Agent shall cooperate fully, as and to the extent reasonably requested by Parent, in connection with any Tax Contest and the preparation and filing of each Tax Return. Such cooperation shall include, upon either party’s request, providing records and information that are reasonably relevant to such Tax Contest or Tax Return, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided. The parties shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents supporting Tax Returns of the Company for Pre-Closing Tax Periods until 90 days after the expiration of the applicable statute of limitations, as extended, related to that Tax Period, without the prior written consent of the other party, and before any disposition or destruction of such materials at any time, the party in possession of such materials will provide the other party the opportunity to take possession of such materials and documents.

(d) The Equityholders shall be liable for all transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the Merger and other transactions contemplated hereby. Parent will cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

(e) The portion of any Taxes that are payable with respect to any Straddle Period that are attributable to the Pre-Closing Tax Period shall be calculated as follows: (i) in the case of Taxes that are either: (A) based upon or related to income, receipts or payroll; or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company ended on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and (ii) in the case of Taxes that are imposed on a periodic basis with respect to the Company and are not described in (i), deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(f) Parent shall notify the Agent as soon as practicable after the commencement of any audit by any Governmental Body relating to the liability of the Company for Taxes for any Pre-Closing Tax Period. Parent shall control the defense of all audits and proceedings related to the Company and the Surviving Company, provided that the Agent shall have the right to participate, at its own expense, in any audit or proceeding related to any Pre-Closing Tax Period of the Company or the Surviving Company (including the right to participate in the preparation of any response to any audit inquiry) if and to the extent the result of such audit or proceeding could impose additional liability for Taxes with respect to periods prior to the Closing Date. Parent shall not settle, or cause or permit the Company or the Surviving Company to settle, any such audit or proceeding that has the effect of imposing additional liability for indemnification of Taxes on the Equityholders with respect to any Pre-Closing Tax Period without the prior written consent of the Agent, which consent may not be unreasonably withheld, conditioned or delayed.

4.2 Option Issuances. As soon as practicable after the Closing Date, Parent shall issue options to purchase shares of Parent Common Stock to those certain individuals and in the amounts as set forth in Schedule 4.2.

SECTION 5. Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent, to the extent permitted by law), at or prior to the Closing, of each of the following conditions:

5.1 Accuracy of Representations. The representations and warranties set forth in Section 2 shall be true and correct in all respects on and as of the date of this Agreement, except to the extent that any representation or warranty expressly refers to an earlier date, in which case such representation or warranty shall be accurate on and as of such earlier date.

5.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects.

5.3 Company Stockholder Approval. The principal terms of the Merger and the transactions contemplated herein shall have been duly approved by the Company Stockholders.

5.4 Consents. The Consents identified in Schedule 5.4 shall have been obtained and shall be in full force and effect.

5.5 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) a certificate of the Company’s Secretary in form and substance reasonably acceptable to Parent, attesting to, and attaching thereto: (i) the Company’s articles of incorporation as in effect at the time of the Closing, (ii) the Company’s bylaws as in effect at the time of the Closing; (iii) the incumbency of the Company’s officers executing this Agreement and the other agreements and documents executed in connection with the Merger, (iv) resolutions of the board of directors and stockholders of the Company authorizing the consummation of the Merger and the transactions associated therewith, and (v) a good standing certificate with respect to the Company from the Secretary of State of the State of Delaware and any other jurisdiction in which the Company is qualified to do business, dated no more than five (5) days prior to the Closing;

(b) written evidence of termination of the Company Stockholder Agreements (i.e., signatures of the Company and the other parties to such Company Stockholder Agreements that are required for termination);

(c) an executed payoff letter from all lenders with respect to Company Debt, addressed to Parent and in form and substance reasonably satisfactory to Parent, and validly executed termination statements under the Uniform Commercial Code and any other applicable Legal Requirement, in recordable form, and other instruments as may be reasonably requested by Parent, in each case, evidencing the extinguishment of all security interests and other Encumbrances related to the Company or any of its assets;

(d) the executed License Agreement;

(e) an executed payoff letter from counsel to the Company, addressed to Parent and in form and substance reasonably satisfactory to Parent, confirming receipt of all amounts owed by the Company to such counsel in respect of the transactions contemplated hereby and agreeing that the Company does not owe any further amounts to counsel to the Company;

(f) written resignations of all officers and directors of the Company to the extent requested by Parent, effective as of the Effective Time; and

(g) such other certificates and agreements as reasonably requested by Parent and delivered by or on behalf of the Company at Closing, in form and substance reasonably acceptable to Parent.

SECTION 6. Indemnification, Etc.

6.1 Survival of Representations, Etc.

(a) The representations and warranties of the Company set forth in this Agreement shall expire on the twelve (12) month anniversary following the Closing Date, except that (i) the Fundamental Representations shall survive the Closing indefinitely; and (ii) the Tax Representations shall survive the Closing and then terminate and expire on the date that is six (6) months after the expiration of the applicable statute of limitations, including any extensions of a statute of limitations; provided, however, that if a Claim Notice with respect to a particular representation or warranty of any Party is given to such Party on or prior to the applicable expiration date of such representation or warranty, then, notwithstanding anything to the contrary contained in this Section 6.1(a), the claim asserted in such Claim Notice shall survive until such time as such claim is fully and finally resolved. The covenants of each Party to this Agreement shall survive the Closing indefinitely unless a shorter period is specified herein. The Parties acknowledge that the time periods set forth in this Section 6.1(a) and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

(b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(c) For purposes of this Agreement, a “Claim Notice” relating to a particular representation, warranty, covenant or other matter to which a party is entitled to indemnification hereunder shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the Agent a written notice stating that such party believes that there is or has been a possible inaccuracy in or breach of such representation or warranty, or non-compliance, non-performance or breach of covenant or obligation, or that such Indemnitee is otherwise entitled to indemnification hereunder, and containing (i) a brief description (to the extent then known) of the circumstances supporting such Indemnitee’s belief that there is or has been such a possible inaccuracy, breach, non-compliance or non-performance or that such Indemnitee is entitled to indemnification and (ii) to the extent known, a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible inaccuracy, breach, non-compliance or non-performance or other matter giving rise to the right of indemnification (the aggregate amount of such estimate, as it may be modified by the Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(d) For all purposes of this Section 6, when determining the amount of Damages attributable to a breach of any of the representations and warranties set forth in this Agreement, no effect shall be given to any materiality (including Material Adverse Effect) qualifiers contained therein.

(e) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

6.2 Indemnification by Equityholders.

(a) Subject to the provisions of this Section 6, from and after the Effective Time, each Equityholder, in proportion to such Equityholder’s Indemnification Percentage, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 of this Agreement as of the date of this Agreement;

(ii) any breach of or non-compliance with any covenant or obligation of the Company contained in this Agreement;

(iii) any Indemnified Taxes;

(iv) notwithstanding any disclosure on the Disclosure Schedule, any “excess parachute payment” (within the meaning of Section 280G(b) of the Code) made by the Company on or prior to the Closing Date or otherwise required to be paid by the Company or the Surviving Company pursuant to agreements or employee plans entered into or adopted on or prior to the Closing Date;

(v) any Legal Proceeding directly or indirectly relating to any breach, alleged breach, liability or matter of the type referred to in clauses (i) through (iii) above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 6).

(b) The Company acknowledges and agrees that, if the Surviving Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in, breach of or noncompliance with any representation, warranty, covenant or obligation or other matter referred to in Section 6.2(a), then (without limiting any of the rights of the Surviving Company as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Company, to have incurred Damages as a result of and in connection with such matters but Damages shall not be double-counted under any circumstances.

(c) Except (i) with respect to claims based on fraud or willful misconduct (collectively, “Fraud”) and (ii) inaccuracies in or breaches of the Fundamental Representations and Tax Representations, a reduction in the number of Holdback Shares shall be the sole and exclusive remedy for monetary Damages resulting from the matters referred to in Sections 6.2(a)(i), 6.2(a)(ii), 6.2(a)(iii) and 6.2(a)(v).

(d) Except (i) with respect to claims based on Fraud and (ii) inaccuracies in or breaches of the Fundamental Representations and Tax Representations, the maximum liability for each Equityholder for the aggregate amount of Damages arising under Sections 6.2(a)(i), 6.2(a)(ii), 6.2(a)(iii) and 6.2(a)(v) shall not exceed such Equityholder’s proportionate share of the Holdback Shares.

(e) Except with respect to claims based on Fraud, each Equityholder’s maximum liability for the aggregate amount of Damages arising under this Agreement shall not exceed the Merger Consideration received by such Equityholder.

(f) Notwithstanding anything herein to the contrary, nothing in this Section 6 shall in any way limit or qualify any right, claim or cause of action, or Damages recoverable in connection therewith, that Parent may have against any Person in respect of Fraud committed by such Person.

(g) For the purpose of recovering indemnification payments for which the Indemnitees may be entitled under this Section 6, Parent shall seek satisfaction of any such indemnification obligations solely from a reduction in the number of Holdback Shares.

6.3  Indemnification Procedures.

(a) The Indemnitees shall promptly notify the Agent of any third-party claim, demand, action or Legal Proceeding for which indemnification will or may be sought under Section 6.3 (a “Third Party Claim”), but in no event later than ten (10) Business Days after receiving notice of such Third Party Claim; provided, however, that the failure to so notify the Agent will not relieve the Equityholders from liability hereunder in respect of such claim except to the extent the Equityholders are actually prejudiced as a result of such failure. Such notice shall specify facts reasonably known to the Indemnitees giving rise to such indemnity rights. Parent shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own. If Parent so proceeds with the defense of any such Third Party Claim: (i) all reasonable expenses relating to the defense of such Third Party Claim shall be borne and paid (as provided and subject to the limitations provided herein) exclusively by the Equityholders; (ii) the Agent and the Equityholders shall make available to Parent any documents and materials in its possession or control that may be necessary to the defense of such Third Party Claim; and (iii) Parent shall have the right to settle, adjust or compromise such Third Party Claim with the consent of the Agent; provided, however, that such consent shall not be unreasonably withheld, conditioned or delayed. If Parent elects not to assume the defense or fails to notify the Agent within 10 business days after delivery of the Indemnitee’s notice of such Third Party Claim that Parent will assume the defense, then the Agent may employ counsel reasonably satisfactory to Parent to represent or defend the Equityholders against any such Third Party Claim at the Agent’s own expense; provided, however, that in such case Parent shall have the right to participate in, but not control, the defense of any such Third Party Claim. In connection with any Third Party Claim, the parties shall cooperate with each other in good faith in such manner to preserve in full (to the extent possible) the confidentiality of all business records and the attorney-client work-product and any other potentially applicable privileges and to render each other assistance as they may reasonably require. No Third Party Claim shall be settled by the Agent without the prior written consent of Parent, unless the settlement requires solely the payment of money by persons or parties other than Parent and Surviving Company. Notwithstanding the foregoing, in respect of any third-party claim involving Taxes, if there is a conflict between the procedures set forth in this Section 6.3 and those set forth in Section 4.1, the procedures in Section 4.1 shall govern.

(b) As soon as reasonably practicable after becoming aware of a direct claim for indemnification under Section 6.3(a) other than a Third Party Claim (a “Direct Claim”), the Indemnitees shall give a Claim Notice to the Agent of such Direct Claim; provided, however, that the failure to so notify the Agent will not relieve the Equityholders from liability hereunder in respect of such claim except to the extent the Equityholders are actually prejudiced as a result of such failure.

(c) Within ten (10) days after receipt by the Agent of a Claim Notice, the Agent may deliver to the Indemnitees a written response (the “Response Notice”) in which the Agent: (i) agrees that the full Claimed Amount (the “Full Amount”) is owed to the Indemnitees); (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitees ); or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitees. Any part of the Claimed Amount that is not agreed to be released to the Indemnitees pursuant to the Response Notice shall be the “Contested Amount.” If the Response Notice is not received by the Indemnitees within such ten (10)-day period, then the Equityholders shall be conclusively deemed to have agreed that the Full Amount is owed to the Indemnitees.

(d) If the Agent delivers a Response Notice indicating that there is a Contested Amount, the Agent and the Indemnitees shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Agent and the Indemnitees resolve such dispute, such resolution shall be binding on the Equityholders and the Indemnitees, and an agreement setting forth the parties’ resolution shall be signed by the Indemnitees and the Agent and sent to the Escrow Agent.

(e)  The Parties agree that any amount paid to any Indemnitee pursuant to this Section 6 shall be treated as a reduction in the Merger Consideration for Tax purposes.

6.4 Agent.

(a) By virtue of the approval of the Merger and the adoption of this Agreement, the Equityholders hereby, and by virtue irrevocably nominate, constitute and appoint WT IP Holdings, LLC as the agent and true and lawful attorney-in-fact of the Equityholders (the “Agent”), with full power of substitution, to act in the name, place and stead of the Equityholders for purposes of executing any documents and taking any actions that the Agent may, in his, her or its sole discretion, determine to be appropriate in connection with the consummation of the Merger or any of the other transactions contemplated by this Agreement. WT IP Holdings, LLC hereby accepts its appointment as Agent.

(b) By virtue of the approval of the Merger and the adoption of this Agreement, the Equityholders hereby grant to the Agent full authority to execute, deliver, acknowledge, certify, file and record on behalf of the Equityholders (in the name of the Equityholders or otherwise) any and all documents that the Agent may, in his, her or its sole discretion, determine to be appropriate, in such forms and containing such provisions as the Agent may, in his, her or its sole discretion, determine to be appropriate (including any amendment to or waiver of rights under this Agreement or any of the other agreements referred to in this Agreement). Notwithstanding anything to the contrary contained in any of this Agreement or any of the other agreements referred to in this Agreement:

(i) Parent shall be entitled to deal exclusively with the Agent on all matters relating to this Agreement or any of the other agreements referred to in this Agreement and the consummation of the Merger or any of the other transactions contemplated by this Agreement (including all matters relating to any notice to, or any Consent to be given or action to be taken by, the Equityholders); and

(ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of the Equityholders by the Agent, and on any other action taken or purported to be taken on behalf of the Equityholders by the Agent, as fully binding upon the Equityholders.

(c) The Equityholders recognize and intend that the power of attorney granted in Section 6.5(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Agent; and (iii) shall survive the death, incapacity, or dissolution, if applicable, of each Equityholder.

(d) If the Agent shall die, become disabled or otherwise be unable to fulfill his, her or its responsibilities hereunder, the Equityholders, within ten (10) days after such death or disability, shall appoint a successor to the Agent and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Agent as Agent hereunder.

(e) All expenses incurred by the Agent in connection with the performance of his, her or its duties as Agent shall be borne and paid by the Equityholders and not by Parent or the Surviving Company.

6.5 No Contribution. The Equityholders waive, acknowledge and agree that they shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Company in connection with any indemnification obligation or any other liability to which he, she or it may become subject under or in connection with this Agreement.

6.6 Exclusive Remedy. Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Section 6 shall be the sole and exclusive remedy of any Indemnitee for monetary Damages from and after the Effective Time with respect to this Agreement, except with respect for claims based on Fraud. Nothing in this Section 6.7 shall limit or restrict the ability or right of any Indemnitee to seek injunctive or other equitable relief for any breach or alleged breach of this Agreement or any provision hereof.

SECTION 7. Miscellaneous Provisions

7.1 Further Assurances. Each Party hereto shall execute and cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request after the Closing for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

7.2 Fees and Expenses. Except as otherwise provided in this Agreement, each of the Parties hereto shall bear and pay all of their own fees, costs and expenses (including legal fees, accounting fees and investment banking fees) that have been incurred or that are incurred by or on behalf of the Parties in connection with this Agreement and the transactions contemplated hereby (“Transaction Expenses”).

7.3 Attorneys’ Fees. If any action or Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by electronic mail) to the address or email set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

[*****]

Attention: [*****]

Email: [*****]

with a copy (which shall not constitute notice) to:

[*****]

Attention: [*****]

Email: [*****]

if to the Company (prior to the Closing):

[*****]

Attention:

Email:

with a copy (which shall not constitute notice) to:

[*****]

Email: [*****]

if to the Agent:

[*****]

Attention: [*****]

Email: [*****]

with a copy (which shall not constitute notice) to:

[*****]

Email: [*****]

7.5 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.6 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile signature or by other electronic means, such as ..pdf file), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

7.7 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement and/or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal Laws of the State of Delaware (disregarding any conflict or choice of law provisions therein).

7.8 Submission to Jurisdiction. Each Party hereto irrevocably and unconditionally (a) accepts the exclusive jurisdiction and venue of the state courts sitting in Delaware or any federal court sitting in the District of Delaware (together, the “Chosen Courts”) in any action or proceeding arising out of or related to this Agreement, (b) waives any objections which such party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings brought in a Chosen Court and agrees not to plead or claim in a Chosen Court that such action or proceeding brought in a Chosen Court has been brought in an inconvenient forum, (c) agrees that service of all process in any such proceeding in a Chosen Court may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 7.4; and (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over such party in any such proceeding in a Chosen Court, and otherwise constitutes effective and binding service in every respect. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING CONTEMPLATED HEREBY.

7.9 Successors and Assigns.

(a) This Agreement shall be binding upon: the Company and its successors and permitted assigns (if any); the Agent and its successors and assigns (if any); and Parent and Merger Sub, and their successors and permitted assigns (if any). This Agreement shall inure to the benefit of: the Company, the Agent, Parent, Merger Sub, the other Indemnitees, and the respective successors and permitted assigns (if any) of the foregoing.

(b) Prior to the Closing, neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto. Following the Closing, Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 6), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto; provided, that, such Person agrees in writing to be bound by the provisions of this Agreement. Any attempted or purported assignment by any party of this Agreement in violation of this Section 7.9 shall be null and void.

7.10 Specific Performance. The Parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event any provision of this Agreement was not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled (in addition to any other remedies available to them) to the remedies of specific performance (which shall include the right to obtain an order compelling a party’s counterparty hereto to close the transactions contemplated by this Agreement) and injunctive relief (without bond or other security being required and without the necessity of proving the inadequacy of money damages) to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

7.11 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.12 Amendments. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of all Parties.

7.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.14 Parties in Interest. Except for the provisions of Section 6, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties hereto and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (a) no employee of the Company shall have any rights under this Agreement or under any of the other agreements related to the Merger, and (b) no creditor of the Company shall have any rights under this Agreement or any other agreements related to the Merger.

7.15 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the Parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Non-Disclosure Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Non-Disclosure Agreement is terminated in accordance with its terms.

7.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) For the purpose of analyzing whether any effect is “material” or constitutes a “Material Adverse Effect” for any purpose under this Agreement, the analysis of materiality shall not be limited to a long-term perspective (and whether any effect is or might be short-term, temporary or cyclical in nature shall not be dispositive of its materiality).

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(f) The phrase “delivered to Parent” or similar phrases used in this Agreement shall mean that true and correct copies of the subject document were posted to the Datasite on or prior to, and remain accessible to Parent on, the date that is two business days prior to the date of this Agreement.

[Signature page follows]

The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.

MoneyLion Inc.,
a Delaware corporation

By:	/s/ Diwakar Choubey
Name: Diwakar Choubey
Title: Chief Executive Officer

WTI Merger Sub, Inc.,
a Delaware corporation

By:	/s/ Diwakar Choubey
Name: Diwakar Choubey
Title: Chief Executive Officer

Wealth Technologies Inc.,
a Delaware corporation

By:	/s/ Arthur Berd
Name: Arthur Berd
Title: Authorized Signatory

WT IP Holdings, LLC,
a Delaware limited liability company,
as AGENT

By:	/s/ Arthur Berd
Name: Arthur Berd
Title: Manager

EXHIBITS

Exhibit A	-	Certain Definitions

Exhibit B	-	Form of Letter of Transmittal

Exhibit C	-	License Agreement

Exhibit D	-	Allocation of Merger Consideration

SCHEDULES

Schedule 4.2	-	Option Issuances

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A)

“Act” shall mean the Securities Act of 1933, as amended.

“Affiliate” shall mean as to any entity, any Person which directly or indirectly, is in control of, is controlled by, or is under common control with, such entity, including any Person who would be treated as a member of a controlled group under Section 414 of the Code and any officer or director of such entity. For purposes of this definition, an entity shall be deemed to be “controlled by” a Person if the Person possesses, directly or indirectly, power either to (a) vote fifty percent (50%) or more of the securities (including convertible securities) of such entity having ordinary voting power or (b) direct or cause the direction of the management or policies of such entity whether by contract or otherwise; and, as to a Party who is a natural person, such person’s spouse, parents, siblings and lineal descendants. For the avoidance of doubt, from and after the Closing, Parent’s Affiliates shall include, without limitation, the Company.

“Affiliated Group” shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of any applicable Legal Requirement.

“Agent” shall have the meaning set forth in Section 6.5(a).

“Aggregate Closing Shares” shall mean 539,592 shares of Parent C-1 Preferred Stock.

“Agreed Amount” shall have the meaning set forth in Section 6.4(c).

“Agreement” shall have the meaning set forth in the Preamble.

“Annual Client Contract Value” shall be calculated by determining, for each Contract with a Client in effect and signed on or prior to $100,000, the daily value of the renewable, recurring portion of such Contract (determined as of the close of business on $100,000), then multiplying by 365 days to determine an annualized amount, and the daily value shall be calculated by dividing the renewable, recurring portion of the total Contract value by the number of days in the Contract period.

“ASC 450” shall have the meaning set forth in Section 2.7(c).

“Balance Sheet Date” shall have the meaning set forth in Section 2.7(a)(i).

“Books and Records” means any and all business records, financial books and records, minute books, stock record books, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, and production and quality control records and formulations.

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks located in New York, New York are authorized or required to be closed.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Chosen Courts” shall have the meaning set forth in Section 6.8.

“Claimed Amount” shall have the meaning set forth in Section 6.1(c).

“Clients” shall have the meaning set forth in Section 2.23(a).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Common Stock” shall have the meaning set forth in Section 1.6(c).

“Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company Databases” shall have the meaning set forth in Section 2.12(q)(ii).

“Company Debt” shall mean any Indebtedness of the Company outstanding as of the Closing.

“Company Employee” shall mean any current or former employee, independent contractor or director of the Company or any Company Subsidiary.

“Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Subsidiary and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company or any Company Subsidiary to make any payments or provide any benefits in connection with such termination.

“Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of SECTION 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Subsidiary for the benefit of any Company Employee, or with respect to which the Company or any Company Subsidiary has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

“Company Equity Plan” shall mean the Wealth Technologies Inc. 2018 Equity Compensation Plan.

“Company Financial Statements” shall have the meaning set forth in Section 2.7(a).

“Company IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture the Company Products, (b) all other Intellectual Property Rights owned or exclusively licensed by the Company and (c) all other Intellectual Property Rights used in the Company’s business, including without limitation all Intellectual Property, Software and other proprietary rights contributed to WT IP Holdings, LLC pursuant to the Contribution Agreement.

“Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.

“Company’s Knowledge” shall mean the actual knowledge of the following individuals after reasonable due inquiry: [*****].

“Company Options” shall mean a subscription, option, call, warrant or right of any kind to acquire any shares of Company Stock of the Company, whether vested or unvested.

“Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of SECTION 3(2) of ERISA.

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to (i) the privacy of users of the Company Products or of any Company Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

“Company Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, offered or sold at any time by the Company, including without limitation any product or service related to the assets contributed to WT IP Holdings, LLC pursuant to the Contribution Agreement.

“Company SAFE” shall mean any Simple Agreement for Future Equity issued by the Company.

“Company Software” shall have the meaning set forth in Section 2.12(m).

“Company Stock” shall mean the shares of the Company’s Common Stock and Preferred Stock.

“Company Stockholders” shall mean the holders of Company Stock.

“Company Stock Certificate” shall have the meaning set forth in Section 1.10(c).

“Company Stockholder Agreements” shall mean Company’s Shareholders Agreement dated as of March 27, 2017.

“Company Unaudited Interim Balance Sheet” shall have the meaning set forth in Section 2.7(a)(iii).

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contested Amount” shall have the meaning set forth in Section 6.4(c).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Contribution Agreement” means the Contribution Agreement, dated December 31, 2020 between the Company and WT IP Holdings, LLC.

“Damages” shall include claims, liabilities, damages, diminution of value, payments, obligations, losses, costs and expenses (including reasonable attorneys’ fees, court costs, expert witness fees, transcript costs and other expenses of litigation), and judgments (at law or in equity) of any nature, but shall not include special or punitive damages unless such damages are part of any judgment or award against an Indemnitee in actions by third parties to the extent that any such judgment or award is subject to indemnification pursuant to Section 6.

“Datasite” shall mean the datasite contributed to by the Company, but only to the extent that materials on such datasite were made generally available to Parent and its Representatives on or prior to, and remain accessible to Parent and its Representatives on, the date that is two business days prior to the date of this Agreement.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Direct Claim” shall have the meaning set forth in Section 6.4(b).

“Disclosure Schedule” shall have the meaning set forth in the preamble to Section 2.

“DOL” shall mean the United States Department of Labor.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Equityholders” shall mean the Company Stockholders.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Expense Amount” shall have the meaning set forth in Section 6.4(3).

“FCPA” shall have the meaning set forth in Section 2.25.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (b) any Company Employee Plan maintained or contributed to by the Company or any Company Subsidiary that is not subject to United States law; and (c) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.

“Fraud” shall have the meaning set forth in Section 6.2(c).

“Full Amount” shall have the meaning set forth in Section 6.4(c).

“Fundamental Representations” shall mean the representations and warranties set forth in Sections 2.1 (Due Organization), 2.3 (Capitalization), 2.5 (Authority; Binding Nature of Agreement), 2.6 (Non-Contravention; Consents), 2.9 (Title to Assets), and 2.26 (Brokers).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Grant Date” shall have the meaning set forth in Section 2.3(d).

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Holdback Shares” shall mean 53,955 shares of Parent C-1 Preferred Stock.

“Holdback Shares Release Date” shall have the meaning set forth in Section 1.8.

“Indebtedness” shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) any deficit balance in cash, (c) all obligations evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (d) all obligations of such Person issued or assumed for deferred purchase price payments, (e) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) all obligations of such Person or another Person secured by an Encumbrance on any asset of such first Person, whether or not such obligation is assumed by such first Person, (i) any prepayment fees or other fees, costs or expenses associated with payment of any Indebtedness, (j) any unpaid Taxes of the Company, accrued as of the Closing Date in accordance with GAAP, which are due and payable after the Closing Date, (k) any guaranty of any Indebtedness of any other Person, (j) any obligations resulting from or any related to, directly or indirectly, amounts payable under the Company Equity Plans, and (k) any severance obligations attributable to, directly or indirectly, agreements or arrangements entered into prior to Closing that become payable at or following Closing.

“Indemnification Percentage” shall mean, for any Company Stockholder, the percentage obtained by dividing (a) the aggregate amount of Merger Consideration that each Company Stockholder would otherwise be entitled to receive hereunder (prior to any Tax withholding by the Company) divided by (b) the Merger Consideration that all Company Stockholders would otherwise be entitled to receive hereunder (prior to any Tax withholding by the Company).

“Indemnified Taxes” shall mean (i) all Taxes (or the non-payment thereof) of the Company for the Pre-Closing Tax Period (including, for the avoidance of doubt, the portion of the Straddle Period ending on the Closing Date), (ii) all Taxes of any member of an Affiliated Group of which the Company (or any predecessor of any the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (iii) any and all Taxes of any person imposed on the Company as a transferee or successor, by Contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date, (iv) any payment obligation of the Company pursuant to a Tax allocation, Tax indemnity, Tax sharing or similar agreement of the Company, (v) any Transfer Taxes and (vi) all employer Taxes associated with payments in respect of Company Options or other transaction-related compensation payable in connection with the transactions contemplated by this Agreement.

“Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including the Surviving Company); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Equityholders shall not be deemed to be “Indemnitees.”

“Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark, service mark, trade dress and trade name rights and similar rights; (c) trade secret rights; (d) patents, designs and industrial property rights; (e) rights in Intellectual Property of every kind and nature; (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above; and (g) all goodwill associated with any of the foregoing and any claims, proceeds or causes of action related to or arising out of any of the foregoing.

“Interim Balance Sheet Date” shall have the meaning set forth in Section 2.7(a)(iii).

“IRS” shall mean the United States Internal Revenue Service.

“Law” means each applicable law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling, or ordinance of any Governmental Body, including the common law.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letter of Transmittal” shall have the meaning set forth in Section 1.9(a).

“Material Adverse Effect” shall mean, with respect to any Person, a material adverse effect on (a) the business, assets, condition (financial or otherwise), results of operations or prospects of such Person and its subsidiaries, taken as a whole, (b) the ability of such Person to perform its obligations under this Agreement or (c) the ability of such Person to, or the timing when such Person may, consummate the Merger.

“Material Contracts” shall have the meaning set forth in Section 2.13(a).

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall mean 539,592 shares of Parent C-1 Preferred Stock having an agreed value of $27,929,174.00, issuable to the Persons and in the amounts as set forth on Exhibit D hereto.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Optionholders” shall mean the holders of Company Options.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Stock Option” shall mean a stock option granted under the MoneyLion 2014 Equity Incentive Plan, as amended.

“Parties” shall have the meaning set forth in the Preamble.

“Per Common Share Closing Shares” shall mean 2.44287 shares of Parent C-1 Preferred Stock.

“Per Common Share Holdback Shares” shall mean 0.27143 shares of Parent C-1 Preferred Stock.

“Per Preferred Share Closing Shares” shall mean 2.44287 shares of Parent C-1 Preferred Stock.

“Per Preferred Share Holdback Shares” shall mean 0.27143 shares of Parent C-1 Preferred Stock.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall mean any information related, directly or indirectly, to an identified or identifiable natural person.

“Pre-Closing Tax Period” shall mean any taxable year or period that ends on or before the Closing Date.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Remaining Holdback Shares” shall have the meaning set forth in Section 1.8.

“Related Party.” Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer, director, stockholder, or employee of the Company; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than the Company) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Response Notice” shall have the meaning set forth in Section 6.4(c).

“Reserve Shares” shall have the meaning set forth in Section 1.8.

“[*****] License” means the Technology and Source Code License Agreement dated April 1, 2020, by and between the Company and [*****].

“Subsidiary” means (i) Aqqru LLC and (ii) WT IP Holdings, LLC for any period of time prior to the distribution of all of the membership interests of WT IP Holdings, LLC to the Company’s shareholders.

“Surviving Company” shall have the meaning set forth in Section 1.1.

“Tax” shall mean all taxes of any kind whatsoever (including, without limitation, any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), and any levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Contest” shall mean any audit, investigation, litigation, suit or similar proceeding involving any Taxes or Tax issue.

“Tax Representations” shall mean the representations and warranties set forth in Section 2.17 (Tax Matters).

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Claim” shall have the meaning set forth in Section 6.4(a).

“Third Party Royalties” shall have the meaning set forth in Section 2.12(e).

“Transaction Documents” means this Agreement, each Letter of Transmittal, each Option Cancellation Agreement and each of the other agreements and instruments contemplated hereby and thereby to be executed by the Company, Parent, a Company Stockholder and/or any of their respective Affiliates.

“Transaction Expenses” shall have the meaning set forth in Section 7.2.

“Transfer Taxes” shall have the meaning set forth in Section 4.1(d).

“Unsatisfied Damages” shall have the meaning set forth in Section 6.3.

“User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of the Company Products or of any Company Website.

“Vendors” shall have the meaning set forth in Section 2.23(b).

Exhibit B

[*****]

Exhibit C

[*****]

Exhibit D

[*****]

SCHEDULE 4.2

[*****]